Exhibit 10.1

U.S. $800,000,000

CREDIT AGREEMENT

among

PARKER‑HANNIFIN CORPORATION
as the Borrower

THE LENDERS NAMED HEREIN
as the Lenders

and

KEYBANK NATIONAL ASSOCIATION
as Joint Lead Arranger, Joint Bookrunner and Administrative Agent

BARCLAYS BANK PLC
JPMORGAN CHASE BANK, N.A.
HSBC BANK USA, NATIONAL ASSOCIATION
TD BANK, N.A.
WELLS FARGO BANK, NATIONAL ASSOCIATION
CITIBANK, N.A.
MIZUHO BANK, LTD.
PNC BANK, NATIONAL ASSOCIATION
BANK OF CHINA, NEW YORK BRANCH
as Joint Lead Arrangers, Joint Bookrunners and Co‑Syndication Agents

dated as of
May 22, 2019

TABLE OF CONTENTS

This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience of reference only.

i

ii

SCHEDULE I	Term Loan Commitments
SCHEDULE II	Acquisition Funding Conditions
SCHEDULE III	Liens
SCHEDULE IV	Disclosed Matters

EXHIBIT A	Form of Assignment and Acceptance
EXHIBIT B	Form of Term Note
EXHIBIT C	Form of Notice of Interest Segment Selection
EXHIBIT D	Form of Solvency Certificate

iii

CREDIT AGREEMENT

This CREDIT AGREEMENT (as the same may from time to time be amended, restated or otherwise modified, this “Agreement”) is made effective as of May 22, 2019 among:

(a)            PARKER‑HANNIFIN CORPORATION, an Ohio corporation (the “Borrower”);

(b)         the financial institutions listed on the signature pages hereof and each other Eligible Transferee (as defined below) that from time to time becomes a party hereto pursuant to Section 10.04(b) hereof (collectively, the “Lenders” and, individually, each a “Lender”); and

(c)            KEYBANK NATIONAL ASSOCIATION, as joint lead arranger, sole bookrunner and the administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

WITNESSETH

WHEREAS, the Borrower has requested that the Lenders provide a term loan facility to the Borrower in the amount of $800,000,000, and the Lenders are prepared to do so on and subject to the terms and conditions of this Agreement;

NOW, THEREFORE, the parties agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.  Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition” means the acquisition of all of the outstanding capital stock of LORD Corporation by the Borrower through the merger of Erie Merger Sub, Inc., a domestic Wholly-Owned Subsidiary of the Borrower, with and into LORD Corporation, pursuant to the terms of the Acquisition Agreement.

“Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of April 26, 2019, by and among the Borrower, Erie Merger Sub, Inc., LORD Corporation and the shareholder representatives named therein, as the same may from time to time be amended or otherwise modified.

“Acquisition Funding Conditions” means all of those conditions set forth on Schedule II hereto.

“Administrative Agent” has the meaning specified in the recital of the parties to this Agreement.

“Administrative Agent’s Account” means an account designated by the Administrative Agent in a notice to the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Lender” means a Defaulting Lender or an Insolvent Lender.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the specified Person.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower and its Subsidiaries from time to time concerning or relating to bribery or corruption (including, without limitation, the Foreign Corrupt Practices Act of 1977 (FCPA) (15 U.S.C. § 78dd-1, et seq.), as amended, and the rules and regulations thereunder).

“Applicable Law” means, as to any Person, all applicable laws binding upon such Person or to which such a Person is subject.

“Applicable Rate” means, for any day, (a) with respect to any LIBOR Fixed Rate Interest Segments, the applicable rate per annum set forth below for each Rating Level Period under the caption “Fixed Rate Spread”, (b) with respect to any Base Rate Interest Segment, the applicable rate per annum set forth below for each Rating Level Period under the caption “Base Rate Spread”, and (c) with respect to any Term Loan Ticking Fee Period, the applicable rate per annum set forth below for each Rating Level Period under the caption “Ticking Fee”:

Rating Level Period	Fixed Rate Spread	Base Rate Spread	Ticking Fee

Rating Level I Period	0.750%	0%	0.060%

Rating Level II Period	0.875%	0%	0.070%

Rating Level III Period	1.000%	0%	0.090%

Rating Level IV Period	1.125%	0.125%	0.110%

Rating Level V Period	1.250%	0.250%	0.150%

provided that (a) if the Moody’s Rating, the S&P Rating and the Fitch Rating fall into different Rating Level Periods, then the applicable Rating Level Period shall be deemed to be the Rating Level Period that includes the lower of the two highest Debt Rating levels, (b) if the two highest

Debt Rating levels are equivalent, the applicable Rating Level Period shall be deemed to be the Rating Level Period that includes the two highest Debt Rating levels, (c) for purposes of this definition, any change in the Applicable Rate by reason of a change in the Moody’s Rating, the S&P Rating or the Fitch Rating shall be effective as of the date on which such change is first announced by the applicable rating agency, and (d) Debt Rating Level V shall include a period during which two or all of S&P, Moody’s and Fitch shall not have a Debt Rating in effect.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in accordance with Section 10.04 and in substantially the form of Exhibit A.

“Availability Date” means the earliest of (a) the Closing Date, (b) the valid termination of the Borrower’s or any of the Borrower’s subsidiaries’ obligations to consummate the Acquisition under the Acquisition Agreement in accordance with its terms, (c) the early termination of all the Term Loan Commitments under Section 2.04, and (d) January 27, 2020 (the “Initial Outside Date”); provided that, to the extent the Initial Outside Date is extended to a date that is on or prior to April 27, 2020 in accordance with the terms of Section 8.1(a)(iii) of the Acquisition Agreement (as in effect on April 26, 2019), the Initial Outside Date shall, upon written notice of such extension by the Borrower to the Administrative Agent, be extended to such date.

“Bail‑In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail‑In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule.

“Base Rate” means, at any time, a rate per annum equal to the highest of (a) zero, (b) the Prime Rate, (c) one‑half of one percent (1/2%) in excess of the Federal Funds Effective Rate, or (d) one hundred (100.00) basis points in excess of the London Interbank Offered Rate for loans in Dollars with an Interest Period of one month (or, if such day is not a Business Day, such rate as calculated on the most recent Business Day).  Any change in the Base Rate shall be effective immediately from and after such change in the Base Rate.

“Base Rate Interest Segment” means a portion of the Term Loan that bears interest at the Derived Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning specified in the recital of the parties to this Agreement.

“Business Day” means a day (a) on which banks are not required or authorized to close in New York City or Cleveland, Ohio, and (b) if the applicable Business Day relates to any LIBOR Fixed Rate Interest Segment, on which dealings are carried on in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal Property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means any of the following events:

(a)            the Borrower is merged, consolidated or reorganized into or with another corporation or other Person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then outstanding securities of such corporation or other Person that is the survivor of such merger, consolidation or reorganization immediately after such transaction is held in the aggregate by the holders of Voting Stock immediately prior to such transaction;

(b)         the Borrower sells all or substantially all of its Property to any other corporation or other Person, and less than a majority of the combined voting power of the then outstanding securities of such corporation or other Person immediately after such transaction is held in the aggregate by the holders of Voting Stock immediately prior to such sale; or

(c)            any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable, except that for purposes of this subsection (c) such person or group shall be deemed to have “beneficial ownership” of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), other than any “person” or “group” that is a Wholly‑Owned Subsidiary of the Borrower, is or becomes the “beneficial owner” (as such term is used in Rule 13d‑3 promulgated pursuant to the Exchange Act), directly or indirectly, of more than forty percent (40%) of the aggregate voting power of all Voting Stock of the Borrower.

“Closing Date” means the date on which the Acquisition is consummated in accordance with the Acquisition Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Controlling” and “Controlled” have meanings correlative thereto.

“Co-Syndication Agent” refers to the joint lead arrangers and co-syndication agents set forth on the cover page of this Agreement.

“Debt Rating” means the Moody’s Rating, the S&P Rating or the Fitch Rating.

“Debt to Capitalization Ratio” means, at any time, the ratio of (a) Total Debt to (b) Total Capitalization.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means a Lender, as reasonably determined by the Administrative Agent, that (a) has failed (which failure has not been cured) to fund the Term Loan required to be made hereunder in accordance with the terms hereof within two Business Days of the date such funding was required (unless such Lender shall have notified the Administrative Agent and the Borrower in writing of its good faith determination that a condition under Section 5.02 hereof to its obligation to fund the Term Loan shall not have been satisfied); (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with any of its funding obligations under this Agreement (unless such Lender shall have notified the Administrative Agent and the Borrower in writing of its good faith determination that a condition under Section 5.02 hereof to its obligation to fund the Term Loan shall not have been satisfied) or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit; (c) has failed, within three Business Days after receipt of a written request from the Administrative Agent or the Borrower to confirm that it will comply with the terms of this Agreement relating to its obligation to fund the Term Loan, and such request states that the requesting party has reason to believe that the Lender receiving such request may fail to comply with such obligation, and states such reason (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower); or (d) has failed to pay to the Administrative Agent or any other Lender when due an amount owed by such Lender to the Administrative Agent or any other Lender pursuant to the terms of this Agreement, unless such amount is subject to a good faith dispute or such failure has been cured.  Any Defaulting Lender shall cease to be a Defaulting Lender when the Administrative Agent determines, in its reasonable discretion, that such Defaulting Lender is no longer a Defaulting Lender based upon the characteristics set forth in this definition.

“Derived Base Rate” means a rate per annum equal to the sum of the Applicable Rate (from time to time in effect) for Base Rate Interest Segments plus the Base Rate.

“Derived LIBOR Fixed Rate” means a rate per annum equal to the sum of the Applicable Rate (from time to time in effect) for LIBOR Fixed Rate Interest Segments plus the LIBOR Rate.

“Disclosed Matters” means the actions, suits and proceedings disclosed in Schedule IV.

“Dodd-Frank Act” means the Dodd–Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173) signed into law on July 21, 2010, as amended from time to time.

“Dollars” and “$” mean lawful money of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in subpart (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in subparts (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Transferee” means a commercial bank, financial institution or other “accredited investor” (as defined in SEC Regulation D) that is not the Borrower, a Subsidiary, an Affiliate of the Borrower, a natural person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person) or any Affected Lender.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“EMU Legislation” means legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency (whether known as the euro or otherwise).

“Environmental Claim” means, with respect to any Person, any written or oral notice, claim, demand or other communication (collectively, a “claim”) by any other Person alleging or asserting such Person’s liability for investigatory costs, cleanup costs, governmental response costs, damages to natural resources or other Property, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned by such Person, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.  The term “Environmental Claim” shall include, without limitation, any claim by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating to the environment, preservation or reclamation of natural resources, or the management, release or threatened release of any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU Bail‑In Legislation Schedule” means the EU Bail‑In Legislation Schedule published by the Loan Market Association (or any successor entity), as in effect from time to time.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Term Loan Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Term Loan or Term Loan Commitment (other than pursuant to an assignment request by the Borrower under Section 2.12) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.10, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.10(g) and (d) any withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate per annum (rounded upward to the nearest one one‑hundredth of one percent (1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the Signing Date.

“Fee Letter” means the Fee Letter between the Borrower and the Administrative Agent dated the Signing Date, as the same may from time to time be amended, restated or otherwise modified.

“Financial Officer” means the chief financial officer, principal accounting officer or treasurer of the Borrower.

“Fitch” means Fitch Ratings, or any successor thereto.

“Fitch Rating” means, at any time, the then current rating by Fitch (including the failure to rate) of the Borrower’s senior, unsecured, non‑credit‑enhanced long‑term indebtedness for money borrowed.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any

Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to Property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of Property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Party” has the meaning specified in Section 10.03(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Outside Date” has the meaning specified in the definition of Availability Date.

“Insolvent Lender” means a Lender, as reasonably determined by the Administrative Agent, that (a) is or has become insolvent or is the subsidiary of a Person that is or has become insolvent; (b) has become the subject of a proceeding under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, or is a subsidiary of a Person that has become the subject of a proceeding under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; or (c) has become the subject of a Bail‑In Action; provided that a Lender shall not be an Insolvent Lender solely by virtue of the ownership or acquisition or control of an equity interest in such Lender or a parent company thereof by a Governmental Authority.  Any Insolvent Lender shall cease to be an Insolvent Lender when the Administrative Agent determines, in its reasonable discretion, that such Insolvent Lender is no longer an Insolvent Lender based upon the characteristics set forth in this definition.

“Interest Adjustment Date” means the last day of each Interest Period.

“Interest Period” means, with respect to a LIBOR Fixed Rate Interest Segment, the period commencing on the date such LIBOR Fixed Rate Interest Segment is made and ending on the last day of such period, as selected by the Borrower pursuant to the provisions hereof, and, thereafter (unless such LIBOR Fixed Rate Interest Segment is converted to a Base Rate Interest Segment), each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of such period, as selected by the Borrower pursuant to the provisions hereof.  The duration of each Interest Period for a LIBOR Fixed Rate Interest Segment shall be one month, two months, three months or six months, in each case as the Borrower may select upon notice, as set forth in Section 2.05 hereof; provided that, if the Borrower shall fail to select the duration of any Interest Period at least three Business Days prior to the Interest Adjustment Date applicable to such LIBOR Fixed Rate Interest Segment, the Borrower shall be deemed to have converted such LIBOR Fixed Rate Interest Segment to a Base Rate Interest Segment at the end of the then current Interest Period.  Any Interest Period that would otherwise end after the Term Loan Maturity Date shall end on the Term Loan Maturity Date.

“Interest Segment” means a Base Rate Interest Segment or a LIBOR Fixed Rate Interest Segment.

“KeyBank” means KeyBank National Association and its successors.

“Lenders” has the meaning specified in the recital of the parties to this Agreement and shall include each Lender that is listed on Schedule I, and each other Person that from time to time becomes a party hereto as a “Lender” pursuant to Section 10.04.

“LIBOR Fixed Rate” means for any Interest Period for each LIBOR Fixed Rate Interest Segment, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of one percent) equal to the rate of interest, determined by the Administrative Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 11:00 A.M. (London time) two Business Days prior to the beginning of such Interest Period pertaining to such Interest Segment, as listed as the London interbank offered rate, as published by Thomson Reuters or Bloomberg (or, if for any reason such rate is unavailable from Thomson Reuters or Bloomberg, from any other similar company or service that provides rate quotations comparable to those currently provided by Thomson Reuters or Bloomberg) for Dollar deposits in immediately available funds with a maturity comparable to such Interest Period. Notwithstanding the foregoing, if at any time the LIBOR Fixed Rate, as determined above, is less than zero, it shall be deemed to be zero for purposes of this Agreement.

“LIBOR Fixed Rate Interest Segment” means a portion of the Term Loan that bears interest at the Derived LIBOR Fixed Rate.

“LIBOR Rate” means, for any Interest Period for each LIBOR Fixed Rate Interest Segment, an interest rate per annum equal to the rate per annum obtained by dividing (a) the LIBOR Fixed Rate for such Interest Period, by (b) a percentage equal to one hundred percent (100%) minus the Reserve Percentage for such Interest Period.

“Lien” means (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge, assignment, deemed trust, security interest or other arrangement or condition that secures payment or performance of an obligation of the Borrower or any of its Subsidiaries, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing), and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means, collectively, this Agreement, the Term Notes and the Fee Letter, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced, and any other document delivered pursuant thereto.

“LORD Corporation” means LORD Corporation, a Pennsylvania corporation.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board.

“Material Adverse Effect” or “Material Adverse Change” means a material adverse effect on or a material adverse change in (a) the business, condition (financial or otherwise), operations, performance or Properties of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower or of the Borrower and its Subsidiaries taken as a whole to perform any of their obligations under this Agreement or any of the other Loan Documents to which they are parties, or (c) the rights of or benefits available to the Lenders or the Administrative Agent under this Agreement or any of the other Loan Documents.

“Material Indebtedness” means (a) Indebtedness (other than the Term Loan), or (b) obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount (whether or not drawn) exceeding $25,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Person in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.

“Maximum Rate” has the meaning specified in Section 2.04(c).

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Moody’s Rating” means, at any time, the then current rating by Moody’s (including the failure to rate) of the Borrower’s senior, unsecured, non‑credit‑enhanced long‑term indebtedness for money borrowed.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Term Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.12.

“Participant” has the meaning specified in Section 10.04(e).

“Participant Register” has the meaning specified in Section 10.04(e).

“Patriot Act” has the meaning specified in Section 10.12.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a)            Liens imposed by law for taxes, employment insurance, pension obligations, other social security obligations, and vacation pay that are not yet due or are being contested in compliance with Section 6.04;

(b)            carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 6.04;

(c)            pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)        cash deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)            judgment liens in respect of judgments that do not constitute an Event of Default under subpart (k) of Section 8.01; and

(f)          easements, zoning restrictions, rights‑of‑way and similar encumbrances on real Property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected Property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Process Agent” shall have the meaning specified in Section 10.09(d).

“Prime Rate” means the interest rate determined by the Administrative Agent to be the interest rate established from time to time as KeyBank’s prime rate, whether or not such rate is publicly announced.  The Prime Rate may not be the lowest interest rate charged by KeyBank for commercial or other extensions of credit.  Each change in the Prime Rate shall be effective immediately from and after such change.

“Property” means any right or interest in or to any and all tangible and intangible assets and properties, including cash, securities, accounts, revenues and contract rights.

“Pro Rata Share” of any amount means, with respect to any Lender at any time, such amount multiplied by a fraction, the numerator of which is the amount of such Lender’s Term Loan Commitment as in effect at such time (or, if the Term Loan Commitments shall have expired or been terminated, the amount of such Lender’s principal outstanding of the Term Loan at such time), and the denominator of which is the aggregate Term Loan Commitments at such time (or, if the Term Loan Commitments shall have expired or been terminated, the principal outstanding of the Term Loan).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Quarterly Dates” means March 31, June 30, September 30 and December 31 in each year, the first of which shall be the first such day after the Signing Date; provided that, if any such day is not a Business Day, the relevant Quarterly Date shall be the immediately preceding Business Day.

“Rating Level Period” means a Rating Level I Period, Rating Level II Period, Rating Level III Period, Rating Level IV Period or Rating Level V Period, as applicable.

“Rating Level I Period” means any period during which the S&P Rating is A+ or better, the Moody’s Rating is A1 or better or the Fitch Rating is A+ or better.

“Rating Level II Period” means any period during which the S&P Rating is A, the Moody’s Rating is A2 or the Fitch Rating is A.

“Rating Level III Period” means any period during which the S&P Rating is A‑, the Moody’s Rating is A3 or the Fitch Rating is A‑.

“Rating Level IV Period” means any period during which the S&P Rating is BBB+, the Moody’s Rating is Baa1 or the Fitch Rating is BBB+.

“Rating Level V Period” means any period that is not a Rating Level I Period, Rating Level II Period, Rating Level III Period or Rating Level IV Period, and shall include a period during which two or all of S&P, Moody’s and Fitch shall not have a Debt Rating in effect.

“Recipient” means (a) the Administrative Agent, or (b) any Lender, as applicable.

“Register” has the meaning specified in Section 10.04(c).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

“Replacement Lender” has the meaning specified in Section 2.12(b).

“Required Lenders” means, at any time, Lenders having (a) prior to the Term Loan Funding Date, Term Loan Commitments representing more than fifty percent (50%) of the aggregate Term Loan Commitments, and (b) on and after the Term Loan Funding Date, portions of the Term Loan representing more than fifty percent (50%) of the outstanding principal of the Term Loan.

“Reserve Percentage” means, for any Interest Period for each LIBOR Fixed Rate Interest Segment, the reserve percentage (if any) applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with deposits exceeding $1,000,000,000 with respect to liabilities or Property consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on LIBOR Fixed Rate Interest Segments is determined) having a term equal to such Interest Period.

“S&P” means S&P Global Ratings or any successor thereto.

“S&P Rating” means, at any time, the then current rating by S&P (including the failure to rate) of the Borrower’s senior, unsecured, non‑credit‑enhanced long‑term indebtedness for money borrowed.

“Sanctions” means any sanctions enacted, administered, imposed or enforced from time to time by (a) the U.S. government, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authorities.

“SEC” means the United States Securities and Exchange Commission, or any governmental body or agency succeeding to any of its principal functions.

“Signing Date” has the meaning specified in Section 5.01.

“Solvency Certificate” means a solvency certificate in the form of Exhibit D hereto.

“Specified Default” means any Default or Event of Default existing under Sections 8.01(b), 8.01(d) (solely with respect to breaches of Sections 6.09, 7.01 (solely with respect to intentional breaches thereof by the Borrower) and 7.02), and 8.01(h) through (j) (solely with respect to the Borrower).

“Subsidiary” means, with respect to any Person, at any date, any other Person a majority of the Voting Stock of which is owned by such first Person, or by such first Person and one or more Subsidiaries thereof, or by one or more Subsidiaries thereof.  Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means the loan made to the Borrower by the Lenders in the original principal amount of Eight Hundred Million Dollars ($800,000,000), in accordance with Section 2.01 hereof.

“Term Loan Commitment” means the obligation hereunder of each Lender to participate in the making of the Term Loan, up to the amount set forth opposite such Lender’s name under the column headed “Term Loan Commitment Amount” as set forth on Schedule I hereto.  As of the Signing Date, the aggregate amount of the Term Loan Commitments is $800,000,000.

“Term Loan First Principal Payment Date” means the first Quarterly Date following the Term Loan Funding Date, or, if the first Quarterly Date following the Term Loan Funding Date is less than ninety (90) days from the Term Loan Funding Date, then the next subsequent Quarterly Date.

“Term Loan Funding Date” means the date that is on or prior to the Availability Date and all of the Acquisition Funding Conditions have been satisfied.

“Term Loan Maturity Date” means the date that is one day before the third anniversary of the Term Loan Funding Date.

“Term Loan Principal Payment Amount” means an amount equal to Ten Million Dollars ($10,000,000).

“Term Loan Ticking Fee Period” means the period commencing on the date that is sixty (60) days after the Signing Date and ending on (and including) the Availability Date.

“Term Note” means a Term Note, in the form of the attached Exhibit B executed and delivered pursuant to Section 2.02 hereof.

“Total Capitalization” means, at any time, with respect to the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the aggregate outstanding principal amount of Indebtedness of the Borrower and its Subsidiaries for or in respect of borrowed money at such time; plus (b) total shareholders’ equity as set forth in the Borrower’s then most recent financial statements delivered hereunder.

“Total Debt” means, at any time, the aggregate outstanding principal amount of Indebtedness of the Borrower and its Subsidiaries on a consolidated basis; provided that, there shall be excluded from Total Debt the amount of any Indebtedness incurred by the Borrower or its Subsidiaries under any offering of notes to the extent the proceeds thereof are (a) intended to be used to finance one or more acquisitions permitted hereunder and (b) held by the Borrower or any Subsidiary in a segregated account pending such application (or pending the redemption of such notes in the event any such acquisition is not consummated), until such time as such proceeds are released from such segregated account.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of the Term Loan, and the use of the proceeds thereof.

“Treaty on European Union” means the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (signed at Maastricht on February 7, 1992, and came into force on November 1, 1993), as amended from time to time.

“United States” means the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.10(g).

“Voting Stock” means, at any time, the outstanding securities or other ownership interests of a Person entitled to vote generally in an election of directors or other Persons performing similar functions of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Wholly‑Owned Subsidiary” means any Subsidiary one hundred percent (100%) of the Voting Stock of which (other than directors’ qualifying shares) is owned, beneficially and of record, by the Borrower.

“Write‑Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail‑In Legislation for the applicable EEA Member Country, which write‑down and conversion powers are described in the EU Bail‑In Legislation Schedule.

SECTION 1.02.  Computation of Time Periods; Terms Generally.

(a)            In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding”.

(b)         The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); any reference herein to any Person shall be construed to include such Person’s successors and assigns; the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; and all references herein to

Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

SECTION 1.03.  Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  If the Borrower adopts the International Financial Reporting Standards, and such change or adoption results in a change in the calculation of any component (or components in the aggregate) of the financial covenant set forth in Section 7.04 hereof or the related financial definitions, at the option of the Administrative Agent, the Required Lenders or the Borrower, the parties hereto will enter into good faith negotiations to amend such financial covenant and financial definitions in such manner as the parties shall agree, each acting reasonably, in order to reflect fairly such change or adoption so that the criteria for evaluating the financial condition of the Borrower and its Subsidiaries shall be the same in commercial effect after, as well as before, such change or adoption is made (in which case the method and calculating such financial covenants and definitions hereunder shall be determined in the manner so agreed); provided that, until so amended, such calculations shall continue to be computed in accordance with GAAP as in effect prior to such change or adoption.  For clarification purposes, the parties hereto acknowledge and agree that in no event will any lease that would have been categorized as an operating lease as determined in accordance with GAAP as in effect on December 31, 2018 be considered a capital lease for any purpose of this Agreement.

ARTICLE II.
AMOUNTS AND TERMS OF THE TERM LOAN

SECTION 2.01.  Term Loan.  Subject only to the satisfaction of the Acquisition Funding Conditions, the Lenders, pursuant to the Term Loan Commitments, shall make the Term Loan to the Borrower on the Term Loan Funding Date in the amount of Eight Hundred Million Dollars ($800,000,000).  The Term Loan shall be payable in consecutive quarterly installments equal to the Term Loan Principal Payment Amount, commencing on the Term Loan First Principal Payment Date, and continuing on each Quarterly Date thereafter, with the balance thereof payable in full on the Term Loan Maturity Date.  The Borrower shall notify the Administrative Agent, in accordance with the notice provisions of Section 2.05 hereof, whether the Term Loan will be a Base Rate Interest Segment or one or more LIBOR Fixed Rate Interest Segments.  The Term Loan may be a mixture of a Base Rate Interest Segment and one or more LIBOR Fixed Rate Interest Segments.  Once the Term Loan is made, any portion of the Term Loan repaid may not be re‑borrowed.  The Term Loan Commitments shall terminate on the earlier of (a) the date that the Term Loan has been made and (b) the Availability Date.

SECTION 2.02.  Evidence of Indebtedness.  Upon the request of a Lender, to evidence the obligation of the Borrower to repay the portion of the Term Loan made by such Lender and to pay interest thereon, the Borrower shall execute a Term Note, payable to such Lender and its registered assigns in the principal amount of its Term Loan Commitment; provided that the failure of such Lender to request a Term Note shall in no way detract from the Borrower’s obligations to such Lender hereunder.

SECTION 2.03.  Interest.

(a)            Term Loan.

(i)            Base Rate Interest Segment.  With respect to any portion of the Term Loan that is a Base Rate Interest Segment, the Borrower shall pay interest on the unpaid principal amount thereof outstanding from time to time from the date thereof until paid, commencing on the last day of the quarter that the Term Loan Funding Date occurs, and continuing on each Quarterly Date thereafter and at the maturity thereof, at the Derived Base Rate from time to time in effect.

(ii)          LIBOR Fixed Rate Interest Segments.  With respect to any portion of the Term Loan that is a LIBOR Fixed Rate Interest Segment, the Borrower shall pay interest on the unpaid principal amount of such LIBOR Fixed Rate Interest Segment outstanding from time to time, with the interest rate to be fixed in advance on the first day of the Interest Period applicable thereto through the last day of the Interest Period applicable thereto (but subject to changes in the Applicable Rate for LIBOR Fixed Rate Interest Segments), at the Derived LIBOR Fixed Rate.  Interest on such LIBOR Fixed Rate Interest Segment shall be payable on each Interest Adjustment Date with respect to an Interest Period (provided that, if an Interest Period shall exceed three months, the interest must also be paid every three months, commencing three months from the beginning of such Interest Period).

(b)            Default Rate.  Notwithstanding Section 2.03(a), upon the occurrence and during the continuance of an Event of Default, the Borrower shall pay interest on the outstanding principal amount of the Term Loan, and on the unpaid amount of all interest, fees and other amounts payable by the Borrower hereunder, such interest to be payable on demand, at a rate per annum equal at all times to (i) in the case of any amount of principal, two percent (2%) per annum above the rate per annum required to be paid pursuant to subsection (a) above, and (ii) in the case of all other amounts, two percent (2%) per annum above the Derived Base Rate.

(c)            Limitation on Interest.  In no event shall the rate of interest hereunder exceed the maximum rate allowable by law.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non‑usurious interest permitted by applicable law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loan or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, apply any excess to the payment of outstanding principal, expenses, fees, or premiums rather than interest.

Section 2.04.  Termination of the Term Loan Commitments.  The Borrower may at any time, upon not less than three Business Days’ notice to the Administrative Agent, which shall be irrevocable, terminate in whole the Term Loan Commitments, provided that any notice of termination may state that it is conditioned upon the effectiveness of other credit facilities or the receipt of proceeds from another transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent) if such condition is not satisfied.

Section 2.05.  Notice of Credit Events; Funding of Interest Segments.

(a)            Notice of Credit Events.  The Borrower shall provide to the Administrative Agent a Notice of Interest Segment Selection, in the form of Exhibit C hereto, prior to (i) 11:00 A.M. (Eastern Time) on the proposed date of selection of, or conversion of an Interest Segment to, a Base Rate Interest Segment, and (ii) 11:00 A.M. (Eastern Time) three Business Days prior to the proposed date of selection of, continuation or, or conversion of an Interest Segment to, a LIBOR Fixed Rate Interest Segment; provided that, if the Borrower shall have failed to timely provide a Notice of Interest Segment Selection under subpart (ii) above with respect to the initial funding of the Term Loan, the Term Loan on the Term Loan Funding Date shall be composed of a Base Rate Interest Segment.

(b)            Conversion and Continuation of Interest Segments.

(i)            At the request of the Borrower to the Administrative Agent, subject to the notice and other provisions of this Agreement, the Lenders shall convert a Base Rate Interest Segment to one or more LIBOR Fixed Rate Interest Segments at any time and shall convert a LIBOR Fixed Rate Interest Segment to a Base Rate Interest Segment on any Interest Adjustment Date applicable thereto.

(ii)          At the request of the Borrower to the Administrative Agent, subject to the notice and other provisions of this Agreement, the Lenders shall continue one or more LIBOR Fixed Rate Interest Segments as of the end of the applicable Interest Period as a new LIBOR Fixed Rate Interest Segment with a new Interest Period.

(iii)        Upon the occurrence and during the continuation of any Event of Default, each LIBOR Fixed Rate Interest Segment will automatically, on the last day of the then existing Interest Period therefor, convert into a Base Rate Interest Segment, and the obligations of the Lenders to make or convert Interest Segments into, or to continue, LIBOR Fixed Rate Interest Segments shall be suspended until such Event of Default no longer exists.

(c)            Minimum Amount for Interest Segments.   Each request for:

(i)            a Base Rate Interest Segment shall be in the amount of not less than Ten Million Dollars ($10,000,000), increased by increments of One Million Dollars ($1,000,000); and

(ii)            a LIBOR Fixed Rate Interest Segment shall be in the amount of not less than Ten Million Dollars ($10,000,000), increased by increments of One Million Dollars ($1,000,000).

(d)            Funding by Lenders.  Each Lender shall, before 11:00 A.M. (Eastern time) on the Term Loan Funding Date, make available for the account of its lending office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of the Term Loan.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article V, the Administrative Agent will wire or deposit the proceeds of the Term Loan, in same day funds, to the account of the Borrower.

(e)            Obligations Several.  The failure of any Lender to make its portion of the Term Loan shall not relieve any other Lender of its obligation hereunder to make its portion of the Term Loan on the Term Loan Funding Date, but no Lender shall be responsible for the failure of any other Lender to make their portion of the Term Loan.

SECTION 2.06.  Payment on the Term Loan and Other Obligations.

(a)            Payments Generally.  Each payment made hereunder or under any other Loan Document by the Borrower shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever.

(b)            Payments in Dollars.  All payments (including prepayments) of the principal of or interest on the Term Loan or other payment, including but not limited to principal, interest, fees or any other amount owed by the Borrower under this Agreement, shall be made in Dollars.  All payments described in this subsection (b) shall be remitted to the Administrative Agent, at the address of the Administrative Agent for notices referred to in Section 10.01 hereof for the account of the Lenders not later than 11:00 A.M. (Eastern time) on the due date thereof in immediately available funds.  Any such payments received by the Administrative Agent after 11:00 A.M. (Eastern time) shall be deemed to have been made and received on the next Business Day.

(d)         Payments to Lenders.  Upon the Administrative Agent’s receipt of payments hereunder, the Administrative Agent shall immediately distribute to each Lender its ratable shares, if any, of the amount of principal, interest, and facility and other fees received by the Administrative Agent for the account of such Lender.  Payments received by the Administrative Agent shall be delivered to the Lenders in immediately available funds.  Each Lender shall record any principal, interest or other payment, the principal amounts of Base Rate Interest Segments and LIBOR Fixed Rate Interest Segments, all prepayments and the applicable dates, including Interest Periods, with respect to its portion of the Term Loan made, and payments received by such Lender, by such method as such Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of the Borrower under this Agreement or any Term Note.  The aggregate unpaid amount of the Term Loan, types of  Interest Segments, Interest Periods and similar information with respect to the Term Loan set forth on the records of the Administrative Agent shall be rebuttably presumptive evidence with respect to such information, including the amounts of principal, interest and fees owing to each Lender.

(e)            Timing of Payments.  Whenever any payment to be made hereunder, including, without limitation, any payment to be made on the Term  Loan, shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next Business Day and such extension of time shall in each case be included in the computation of the interest payable on the Term Loan; provided that, with respect to a LIBOR Fixed Rate Interest Segment, if the next Business Day shall fall in the succeeding calendar month, such payment shall be made on the preceding Business Day and the relevant Interest Period shall be adjusted accordingly.

(f)           Computations.  All computations (i) of interest in respect of Base Rate Interest Segments shall be made on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable, and (ii) of interest in respect of LIBOR Fixed Rate Interest Segment and of fees (including ticking fees) and other amounts hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable.  Each determination by the Administrative Agent of an interest rate or fee hereunder made in accordance with the provisions of this Agreement shall be conclusive and binding for all purposes, absent manifest error.

(g)            Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Effective Rate.

SECTION 2.07.  Prepayment.

(a)          Right to Prepay.  The Borrower shall have the right at any time or from time to time to prepay, on a pro rata basis for all of the Lenders, all or any part of the principal amount of the Term Loan.  Such payment shall include interest accrued on the amount so prepaid to the date of such prepayment and any amount payable under Section 2.09(f) hereof with respect to the amount being prepaid.  Prepayments of Base Rate Interest Segments shall be without any premium or penalty.  Each prepayment of the Term Loan shall be applied to the principal installments thereof in the inverse order of their respective maturities.

(b)           Notice of Prepayment.  The Borrower shall give the Administrative Agent irrevocable written notice of prepayment of (i) a Base Rate Interest Segment by no later than 11:00 A.M. (Eastern time) on the Business Day on which such prepayment is to be made, and (ii) a LIBOR Fixed Rate Interest Segment by no later than 1:00 P.M. (Eastern time) two Business Days before the Business Day on which such prepayment is to be made: provided that any notice of prepayment may state that it is conditioned upon the incurrence of other Indebtedness or the receipt of proceeds from another transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent) if such condition is not satisfied.

(c)            Minimum Amount.  Each prepayment of a LIBOR Fixed Rate Interest Segment and Base Rate Interest Segment shall be in the principal amount of not less than Ten Million Dollars ($10,000,000), increased by increments of One Million Dollars ($1,000,000).

SECTION 2.08.  Payment of Fees.

(a)           Term Loan Ticking Fee.  The Borrower shall pay to the Administrative Agent, for the ratable account of the Lenders, as a consideration for the Term Loan Commitments, a ticking fee during the Term Loan Ticking Fee Period, payable quarterly, at a rate per annum equal to the Applicable Rate multiplied by the average daily outstanding aggregate amount of the Term Loan Commitments during such quarter or other period.  The ticking fee shall be payable quarterly in arrears, commencing on the first Quarterly Date following the commencement of the Term Loan Ticking Fee Period and continuing on each Quarterly Date thereafter, and on the Availability Date.

(b)            Lender Fees.  The Borrower agrees to pay to the Administrative Agent, for the ratable account of the Lenders, upfront fees payable to the Lenders in the amounts and at the times specified in the Fee Letter to the extent not paid on the Signing Date.

(c)            Agent Fees.  The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times specified in the Fee Letter with respect to the performance of its agency functions hereunder.

SECTION 2.09.  Increased Costs, Illegality, Etc.

(a)            Change in Law.  If, due to either (i) the introduction of or any change in or in the interpretation or application (to the extent any such introduction or change occurs after the date hereof) of any law or regulation, or (ii) compliance with any direction, guideline or request from any central bank or other Governmental Authority adopted or made after the date hereof (whether or not having the force of law), there shall be any increase in the cost to, or reduction in the amount receivable by, any Lender in connection with agreeing to make or making, continuing, converting to, funding or maintaining LIBOR Fixed Rate Interest Segments or Base Rate Interest Segments, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost or reduction.  A certificate as to the amount of such increased cost, submitted the Borrower by such Lender, shall be conclusive and binding for all purposes, absent manifest error.  For purposes of this Section 2.09, the Dodd-Frank Act, any requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) under Basel III, and any rules, regulations, orders, requests, guidelines and directives adopted, promulgated or implemented in connection with any of the foregoing, regardless of the date adopted, issued, promulgated or implemented, are deemed to have been introduced and adopted after the Signing Date.

(b)         Capital Requirements.  If any Lender determines in good faith that compliance with any law or regulation enacted or introduced after the date hereof or any guideline or request from any central bank or other Governmental Authority adopted or made after the date hereof (whether or not having the force of law) affects or would affect liquidity requirements or the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender, and that the amount of such capital or liquidity requirement is increased by or based upon the existence of such Lender’s Commitment or the Interest Segments, then, upon demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender therefor to the extent that such Lender reasonably determines such increase in capital or liquidity requirement to be allocable to the existence of such Lender’s Term Loan Commitment, or to the issuance or maintenance of Interest Segments.  A certificate as to such amounts submitted to the Borrower (with a copy to the Administrative Agent) by such Lender shall be conclusive and binding for all purposes, absent manifest error.

(c)           Rates Unavailable or Not Covering Costs.  If, with respect to any LIBOR Fixed Rate Interest Segments, (i) the Administrative Agent determines that no reasonable basis exists for determining the LIBOR Rate, or (ii) the Required Lenders notify the Administrative Agent that the LIBOR Rate for any Interest Period will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective LIBOR Fixed Rate Interest Segments for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon such LIBOR Fixed Rate Interest Segment will automatically, on the last day of the then existing Interest Period therefor, be converted to a Base Rate Interest Segment on such day, and the obligation of the Lenders to make, or to convert Interest Segments into LIBOR Fixed Rate Interest Segments shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(d)            Illegality.  Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of (to the extent any such introduction or change occurs after the date hereof) any law or regulation shall make it unlawful, or any central bank or other Governmental Authority having jurisdiction shall assert in writing after the date hereof that it is unlawful, for any Lender to perform its obligations hereunder to make LIBOR Fixed Rate Interest Segments or to continue to fund or maintain LIBOR Fixed Rate Interest Segments, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each LIBOR Fixed Rate Interest Segment of such Lender will automatically, upon such demand, convert to a Base Rate Interest Segment; and (ii) the obligation of such Lender to make, or to convert Base Rate Interest Segments into, LIBOR Fixed Rate Interest Segments shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist; provided that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different lending office if the making of such a designation would allow such Lender or its lending office to continue to perform its obligations to make LIBOR Fixed Rate Interest Segments or to continue to fund or maintain LIBOR Fixed Rate Interest Segments and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(e)            Replacement of LIBOR Fixed Rate.  Notwithstanding the foregoing, in the event the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 2.09(c) have arisen and such circumstances are unlikely to be temporary, (ii) Thomson Reuters or Bloomberg (or any Person that takes over the administration of such rate) discontinues its administration and publication of interest settlement rates for deposits in Dollars, or (iii) the supervisor for the administrator of the LIBOR Fixed Rate or a Governmental Authority having jurisdiction over Administrative Agent has made a public statement identifying a specific date after which such rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall seek to jointly agree upon an alternate rate of interest to the LIBOR Fixed Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and the Administrative Agent and the Borrower shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be necessary or appropriate (as determined in good faith by the Administrative Agent in consultation with the Borrower).  Notwithstanding anything to the contrary in Section 10.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest (including the proposed amendment) is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment.  Until an alternate rate of interest shall be determined in accordance with this Section 2.09(e), following notice of such determination from the Administrative Agent to the Borrower, (A) any request pursuant to this Agreement that requests the conversion to, or continuation of, any LIBOR Fixed Rate Interest Segment shall be ineffective and any such LIBOR Fixed Rate Interest Segment shall be continued as or converted to, as the case may be, a Base Rate Interest Segment, and (B) if any request is made for a LIBOR Fixed Rate Interest Segment, such Interest Segment shall be made a Base Rate Interest Segment.  If the alternate rate of interest determined pursuant to this Section 2.09(e) shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

(f)            Breakfunding.  If, for any reason, any payment of principal of, or conversion of, any LIBOR Fixed Rate Interest Segment is made by the Borrower to or for the account of a Lender other than on the last day of an Interest Period, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment, including any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Interest Segment.

SECTION 2.10.  Taxes.

(a)           Defined Terms.  For purposes of this Section 2.10, the term “Applicable Law” includes FATCA.

(b)          Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.10) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)         Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)       Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.10) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)         Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)           Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)          Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (ii)(A), (ii)(B) and (ii)(D) of this Section 2.10) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)          any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)             in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)             executed copies of IRS Form W-8ECI;

(3)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W 8BEN-E; or

(4)            to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C)        any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)        if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.

Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)             Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.10 (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)             Survival.  Each party’s obligations under this Section 2.10 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

            SECTION 2.11.  Sharing of Payments, Etc.  If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set‑off, or otherwise) of any amount owing to it hereunder (other than amounts payable pursuant to Section 2.09, 2.10 or 10.03) in excess of its ratable share thereof such Lender shall forthwith purchase from the other Lenders such participations in the amounts owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment, to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  The Borrower agrees that, to the fullest extent permitted by applicable law, any

Lender so purchasing a participation from another Lender pursuant to this Section 2.11 may exercise all its rights of payment (including the right of set‑off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

SECTION 2.12.  Mitigation; Replacement of Lender.

(a)           Designation of a Different Lending Office.  If any Lender requests compensation under Section 2.09 or 2.10, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking the Term Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.09 or 2.10, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.  In addition, each Lender may, at its option, make its portion of the Term Loan available to or for the account of the Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make the Term Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay the Term Loan in accordance with the terms of this Agreement.

(b)         Election to Replace by the Borrower.  Subject to subsection (c) below, in the event that any Lender requests compensation pursuant to Section 2.09 or 2.10, then, so long as such condition exists, the Borrower may at its sole expense and effort require such Lender to assign and delegate, without recourse to or representation or warranty by such Lender, all of such Lender’s Term Loan Commitment or outstanding Term Loan to an assignee (any such assignee being herein called a “Replacement Lender”) acceptable to the Borrower and the Administrative Agent, which acceptance shall not be unreasonably withheld; provided that such assignment does not conflict with Applicable Law.  The purchase price of any such assignment shall be equal to the aggregate outstanding principal amount of the Term Loan held by such Lender plus all accrued but unpaid interest and accrued but unpaid fees owing to such Lender (and upon such delegation and assignment, and subject to the execution and delivery to the Administrative Agent by the Replacement Lender of documentation prepared by and satisfactory to the Administrative Agent and compliance with the requirements of Section 10.04(b), the Replacement Lender shall thereupon be deemed to be a Lender for all purposes of this Agreement and shall succeed to the rights and obligations of the Lender being replaced hereunder); provided that the Borrower shall also arrange for payment to the Administrative Agent of the processing and recordation fee specified in Section 10.04(b)(iv) with respect to such assignment.  In the event that the Borrower exercises its rights under this subsection (b), the Lender being replaced shall no longer be a party hereto or have any rights or obligations hereunder; provided that the obligations of the Borrower to such Lender under Sections 2.09, 2.10 and 10.03 with respect to events occurring or obligations arising before or as a result of such replacement shall survive such exercise.  The Borrower may not exercise its rights under this Section 2.12(b) with respect to any Lender if a Default has occurred and is then continuing.

(c)            Replacement of Affected Lenders.  Each Lender agrees that, during the time in which a Lender is an Affected Lender, the Administrative Agent shall have the right (and the

Administrative Agent shall, if requested by the Borrower), at the sole expense of the Borrower, upon notice to such Affected Lender and the Borrower and receipt of the Borrower’s written consent thereto, to require that such Affected Lender assign and delegate, without recourse (in accordance with the restrictions contained in Section 10.04 hereof), all of its interests, rights and obligations under this Agreement to an assignee, approved by the Borrower (unless an Event of Default shall exist) and the Administrative Agent, that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that such Affected Lender shall have received payment of an amount equal to the outstanding principal of its portion of the Term Loan, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from such assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including any breakage compensation under Section 2.09(f) hereof).

SECTION 2.13.  Interest Rate Determination.

(a)            Reference Bank Determinations.  The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.03(a)(ii).

(b)       Failure to Elect.  If the Borrower shall fail to select the duration of any Interest Period for any LIBOR Fixed Rate Interest Segment in accordance with the provisions contained in the definition of “Interest Period”, the Administrative Agent will forthwith so notify the Borrower and the applicable Lenders and such Interest Segment will automatically, on the last day of the then existing Interest Period therefor, convert into a Base Rate Interest Segment.

(c)           Automatic Conversion to Base Rate Interest Segments.  On the date on which the aggregate unpaid principal amount of a LIBOR Fixed Rate Interest Segment shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such LIBOR Fixed Rate Interest Segment shall automatically convert into Base Rate Interest Segment. The Administrative Agent shall notify the Lenders and the Borrower of any such conversion.

(d)          Changes in Ratings Systems.  If the rating system of Moody’s, S&P or Fitch shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Administrative Agent (on behalf of the Lenders) shall negotiate in good faith to amend the references to specific ratings in this Agreement to reflect such changed rating system or the non‑availability of ratings from such rating agency (provided, that no such amendment to such specific ratings shall in any event be effective without the approval of the Required Lenders).

ARTICLE III.
RESERVED

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

SECTION 4.01.  Organization; Powers.  The Borrower and each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.  Neither the Borrower nor any Subsidiary is an EEA Financial Institution.

SECTION 4.02.  Authorization; Enforceability.  The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate action and, if required, all necessary shareholder action, and this Agreement has been duly executed and delivered by the Borrower and constitutes, and each of the other Loan Documents to which it is a party when executed and delivered by the Borrower will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights, and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 4.03.  Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by‑laws or other organizational documents of the Borrower or any of its Subsidiaries or any partnership agreement to which any of them is party or by which any of them is bound or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or Property, or give rise to a right thereunder to require any payment to be made by any such Person, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

SECTION 4.04.  Financial Condition; No Material Adverse Change.

(a)  Financial Condition.  The Borrower has heretofore furnished to the Lenders its consolidated audited balance sheet and statements of income and cash flows as of and for the fiscal year ended June 30, 2018, as reported on by Deloitte & Touche LLP, independent public accountants.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of such date in accordance with GAAP.

(b)  No Material Adverse Change.  Since June 30, 2018, no Material Adverse Change has occurred.

SECTION 4.05.  Litigation.  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries as to which there is a reasonable possibility of an adverse determination, and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (other than Disclosed Matters).

SECTION 4.06.  Compliance with Laws and Agreements; No Default.  The Borrower and each Subsidiary (a) is in compliance with all laws (including ERISA and all applicable Environmental Laws) regulations and orders of any Governmental Authority applicable to it or its Property and all indentures, agreements and other instruments binding upon it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; (b) is in material compliance with all applicable Bank Secrecy Act and anti-money laundering laws and regulations; and (c) is in compliance, in all material respects, with the Patriot Act (as defined in Section 10.12 hereof).  The Borrower has ensured that no Person who owns a controlling interest in or otherwise controls the Borrower is (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, or any other similar lists maintained by OFAC pursuant to any authorizing statute, executive order or regulation, or (ii) a Person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar executive orders.  Neither the Borrower nor any of its Subsidiaries, or to the knowledge of the Borrower or any of its Subsidiaries, any director or officer of the Borrower or any of its Subsidiaries, is a Person that is, or is owned or controlled by Persons that are (i) the subject or target of any Sanctions, or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions.  Neither the Borrower nor any of its Subsidiaries, or to the knowledge of the Borrower or any of its Subsidiaries, any director, officer, agent, employee or other person acting on behalf of the Borrower or any of its Subsidiaries has taken any action, directly or indirectly, that would result in a violation by such persons of Anti-Corruption Laws, and the Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance therewith.  No Default has occurred and is continuing.

SECTION 4.07.  Investment Company Status.  Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 4.08.  Taxes.  The Borrower and each Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.09.  Disclosure.  None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Lenders in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 4.10.  Use of Credit.  Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock.

SECTION 4.11.  Beneficial Ownership.   As of the Signing Date, the information included in the Beneficial Ownership Certification, if applicable, delivered pursuant to Section 5.01(f)(ii) hereof, is true and correct in all respects.

ARTICLE V.
CONDITIONS OF LENDING

SECTION 5.01.  Conditions to Closing.  The obligations of the Lenders to make the Term Loan as set forth in Sections 2.01 and 5.02 shall not become effective until the date (the “Signing Date”) on which the Administrative Agent shall notify the Borrower that the following conditions have been met and that it has received each of the following documents, each of which shall be satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance (or such condition shall have been waived in accordance with Section 10.02):

(a)           Executed Counterparts.  From each party hereto either (i) a counterpart of this Agreement signed on behalf of such party, or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement.

(b)            Opinion of Counsel to the Borrower.  A favorable written opinion (in form and substance satisfactory to the Borrower and the Administrative Agent (and, in the case of the opinion of the General Counsel of the Borrower, similar to the opinions previously provided) addressed to the Administrative Agent and the Lenders and dated the Signing Date) of (i) General Counsel of the Borrower and (ii) special New York counsel to the Borrower.

(c)            Opinion of Counsel to KeyBank.  An opinion (in form and substance satisfactory to the Borrower and the Administrative Agent), dated the Signing Date, of Thompson Hine LLP, counsel to KeyBank.

(d)          Corporate Documents.  Such documents and certificates as the Administrative Agent or its counsel may reasonably request (including without limitation certified copies of the charter and by‑laws or partnership declaration and partnership agreement (as applicable) of the Borrower and of resolutions of its board of directors authorizing the Transactions) relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement or the Transactions.

(e)           Officer’s Certificate.  A certificate, dated the Signing Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming no Default and compliance with the representations and warranties of the Borrower set forth in this Agreement.

(f)            KYC Information.  Borrower shall have provided to the Lenders (i) the documentation and other information so requested in connection with applicable “know your customer” and anti‑money‑laundering rules and regulations, including the PATRIOT Act, and (ii) if Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification, in form and substance satisfactory to Lenders.

(g)            Other Documents.  Such other documents as the Administrative Agent or counsel to KeyBank may reasonably request, including, but not limited to, the Fee Letter and the Term Notes.

(h)            Other Conditions.  Receipt by the Administrative Agent of such fees as the Borrower shall have agreed to pay to the Administrative Agent in connection herewith, including the reasonable fees and expenses of the Administrative Agent’s counsel in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the extensions of credit hereunder (to the extent that statements for such fees and expenses have been delivered to the Borrower).

The Administrative Agent shall notify the Borrower and the Lenders of the occurrence of the Signing Date, and such notice shall be conclusive and binding.

SECTION 5.02.  Conditions Precedent to Funding of Term Loan.  Notwithstanding anything herein to the contrary, the Lenders’ obligation to make the Term Loan on the Term Loan Funding Date shall be subject only to the Acquisition Funding Conditions having been satisfied (or waived in accordance with Section 10.02).  During the period from the Signing Date to and including the Availability Date, neither the Administrative Agent nor any Lender shall be entitled to (a) cancel any of its commitments under this Agreement to provide the Term Loan, (b) rescind, terminate or cancel any Loan Document or exercise any right or remedy or make or enforce any claim under the Loan Documents or otherwise it may have, in each case to the extent to do so would prevent, limit or delay the making of the Term Loan on the Closing Date, (c) refuse to participate in making the Term Loan when required to do so under any Loan Document, or (d) exercise any right of set-off or counterclaim in respect of its portion of the Term Loan thereunder to the extent to do so would prevent, limit or delay the making of the

Term Loan; provided that, in each case, the Acquisition Funding Conditions have been satisfied; provided further that, with respect to subparts (a) through (d) above, the foregoing shall not apply if an Event of Default under Section 8.01(b), (h), (i) or (j) has occurred with respect to the Borrower.

ARTICLE VI.
AFFIRMATIVE COVENANTS

Until the Term Loan Commitments have expired or been terminated and the principal of and interest on the Term Loan and all fees and all other amounts whatsoever payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Administrative Agent and the Lenders that:

SECTION 6.01.  Financial Statements and Other Information.  The Borrower will furnish to the Administrative Agent and each Lender:

(a)         within 90 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet and related statements of income and cash flows of the Borrower and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)           within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the consolidated balance sheet and related statements of income and cash flows of the Borrower and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year‑end audit adjustments and the absence of footnotes;

(c)         concurrently with any delivery of financial statements under subpart (a) or (b) of this Section 6.01, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 7.04, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 4.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)          concurrently with any delivery of financial statements under subpart (a) of this Section 6.01, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e)          promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any of its Subsidiaries with the SEC, or with any national securities exchange; and

(f)             promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender may reasonably request.

SECTION 6.02.  Notices of Material Events.  The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)              the occurrence of any Default;

(b)      the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Affiliates that could reasonably be expected to result in a Material Adverse Effect;

(c)         the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $10,000,000;

(d)            the assertion of any Environmental Claim by any Person against, or with respect to the activities of, the Borrower or any of its Subsidiaries and any alleged violation of or non‑compliance with any Environmental Laws or any permits, licenses or authorizations, other than any Environmental Claim or alleged violation that would not (either individually or in the aggregate) have a Material Adverse Effect; and

(e)            any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 6.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 6.03.  Existence; Conduct of Business.  The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided, that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.02.

SECTION 6.04.  Payment of Obligations.  The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.05.  Maintenance of Properties.  The Borrower will, and will cause each of its Subsidiaries to, maintain and preserve all of its Property that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where failure to do so would not have a Material Adverse Effect.

SECTION 6.06.  Insurance.  The Borrower will, and will cause each of its Subsidiaries to, maintain appropriate and adequate insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is customary in the industries in which the Borrower or such Subsidiary operates.

SECTION 6.07.  Books and Records and Visitation Rights.  The Borrower will keep, and cause each of its Subsidiaries to keep, proper books of record and account as are necessary to prepare Consolidated financial statements in accordance with GAAP, in which full and correct entries shall be made of all financial transactions and Property and business of the Borrower and each such Subsidiary in accordance with GAAP.  The Borrower will, and will cause each of its Subsidiaries to, at any reasonable time during normal business hours and upon reasonable prior notice and from time to time, permit the Administrative Agent or any of the Lenders or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified or chartered public accountants.

SECTION 6.08.  Compliance with Laws.  The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority (including, without limitation, ERISA and Environmental Laws and any the rules and regulations thereunder) applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.09.  Use of Proceeds.  The proceeds of the Term Loan will be used in connection with the consummation of the Acquisition (including fees and expenses in connections therewith).  No part of the proceeds of the Term Loan will be used, whether directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock.  The Borrower will not, directly or, to the Borrower’s knowledge, indirectly, use the proceeds of the Term Loan, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (a) (i) to fund activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject or target of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Term

Loan, whether as underwriter, advisor, investor, or otherwise); or (b) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of Anti-Corruption Laws.

SECTION 6.10.  Beneficial Ownership.  Promptly following any request therefor, Borrower shall provide information and documentation reasonably requested by Administrative Agent for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

ARTICLE VII.
NEGATIVE COVENANTS

Until the Term Loan Commitments have expired or been terminated and the principal of and interest on the Term Loan and all fees and all other amounts whatsoever payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Administrative Agent and the Lenders that:

SECTION 7.01.  Liens.  The Borrower will not, nor will it permit any Subsidiary to, create, assume or suffer to exist any Lien on any Property now owned or hereafter acquired by it, except:

(a)            Liens existing on the date of this Agreement, securing Indebtedness for or in respect of borrowed money or evidenced by notes, bonds, debentures or other similar instruments, and listed in Schedule III;

(b)          any Lien existing on any Property of any Person at the time such Person becomes a Subsidiary of the Borrower and not created in contemplation of such event; provided that no such Lien shall extend to or cover other Property;

(c)            purchase money Liens upon or in any Property acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price thereof or to secure Indebtedness incurred for the purpose of financing the acquisition, construction or improvement thereof, or Liens existing on any such Property at the time of or within one year of its acquisition or the completion of the construction or improvement thereof, provided that no such Lien shall extend to or cover any Property other than Property being acquired, constructed or improved;

(d)          any Lien on any Property of any Person existing at the time such Person is merged, amalgamated or consolidated with or into the Borrower or a Subsidiary of the Borrower and not created in contemplation of such event; provided that no such Lien shall extend to or cover other Property;

(e)           any Lien existing on any Property prior to the acquisition thereof by the Borrower or a Subsidiary thereof and not created in contemplation of such acquisition; provided, that no such Lien shall extend to or cover other Property;

(f)            Permitted Encumbrances;

(g)         the replacement, extension or renewal of any Lien otherwise permitted under this Section 7.01 upon or in the same Property theretofore subject thereto; provided that no such extension, renewal or replacement shall extend to or cover any Property not theretofore subject to the Lien being extended, renewed or replaced; and

(h)         precautionary filings of financing statements (under the Uniform Commercial Code from time to time in effect in any applicable jurisdiction) in respect of accounts receivable of the Borrower or its Subsidiaries being sold to financial institutions in the ordinary course of business pursuant to receivables purchase agreements, in each case to the extent such precautionary filings cover only those accounts receivable that are the subject of the applicable receivables purchase agreement and the proceeds thereof.

SECTION 7.02.  Fundamental Changes.

(a)            Mergers, Consolidations, Disposal of Assets, Etc.  The Borrower will not, nor will it permit any Subsidiary to, merge into or amalgamate or consolidate with any other Person, or permit any other Person to merge into or amalgamate or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its Property, or all or substantially all of the stock or other ownership interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Person (other than the Borrower) may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its Property to the Borrower or to another Subsidiary, and (iv) the stock or Property of any Subsidiary may be sold, and any Subsidiary may be liquidated or dissolved, if the Borrower determines in good faith that such sale, liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders.  Notwithstanding the foregoing, consummation of the Acquisition in all material respects in accordance with the Acquisition Agreement shall be permitted under this Section 7.02.

(b)            Lines of Business.  The Borrower will not, nor will it permit its Subsidiaries to, engage in any business which is material to the operations of the Borrower and its Subsidiaries, taken as a whole, other than businesses of the general type conducted by the Borrower and its Subsidiaries on the date of this Agreement and businesses reasonably related thereto or technologically derived therefrom.

SECTION 7.03  Transactions with Affiliates.  The Borrower will not, nor will it permit any of its Subsidiaries to, sell, lease or otherwise transfer any Property to, or purchase, lease or otherwise acquire any Property from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s‑length basis from unrelated third parties, and (b) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliate.

SECTION 7.04.  Debt to Capitalization Ratio.   At any time on and after the first fiscal quarter end date of the Borrower occurring after the Term Loan Funding Date that the Borrower is not able to maintain a Moody’s Rating, S&P Rating and Fitch Rating of A3, A- and A- (or better), respectively, the Borrower will not permit the Debt to Capitalization Ratio (as of the last day of any fiscal quarter of the Borrower) to exceed 0.6 to 1.0.

ARTICLE VIII.
EVENTS OF DEFAULT

SECTION 8.01.  Events of Default.  If any of the following events (“Events of Default”) shall occur:

(a)            the Borrower shall fail to pay any principal of the Term Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)            the Borrower shall fail to pay any interest on the Term Loan or any fee or any other amount (other than an amount referred to in subpart (a) of this Section 8.01) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three or more Business Days;

(c)            any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall prove to have been incorrect when made or deemed made;

(d)            the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 6.02, 6.03(a) or 6.09, or in Article VII;

(e)          the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in subpart (a), (b) or (d) of this Article VIII), or any other Loan Document, and such failure shall continue unremedied for a period of 30 or more days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower;

(f)            the Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g)           any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(h)        an involuntary proceeding shall be commenced or an involuntary petition or application shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Subsidiaries (other than a non-material Subsidiary) or its debts, or of a substantial part of its Property, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries (other than a non-material Subsidiary) or for a substantial part of its Property, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)            the Borrower or any of its Subsidiaries (other than a non-material Subsidiary)  shall (i) voluntarily commence any proceeding or file any petition or application seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in subpart (h) of this Section 8.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries (other than a non-material Subsidiary) or for a substantial part of its Property, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing;

(j)            the Borrower or any of its Subsidiaries (other than a non-material Subsidiary) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)       one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 shall be rendered against the Borrower or any of its Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any Property of the Borrower or any of its Subsidiaries to enforce any such judgment; provided, however, that any such judgment shall not be an Event of Default under this subpart (k) if and for so long as (i) the amount of such judgment is covered by a valid and binding policy of insurance between the defendant and the insurer, and (ii) such insurer has been notified of, and has not disputed in writing, the claim (or the amount of the claim) made for payment of such judgment;

(l)            an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding (i) $10,000,000 in any year or (ii) $50,000,000 for all periods; or

(m)          a Change in Control shall occur;

then the Administrative Agent, at any time following the making of the Term Loan on the Term Loan Funding Date, during which any Event of Default has occurred and at any time thereafter during the continuance of such event, may with the consent of the Required Lenders, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Term Loan Commitments, and thereupon the Term Loan Commitments shall terminate immediately, and (ii) declare the Term Loan then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that, at any time after the Signing Date, in case of any event with respect to the Borrower described in subpart (h) or (i) of this Article VIII, the Term Loan Commitments shall automatically terminate and the principal of the Term Loan then outstanding (if any), together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.  The Administrative Agent shall exercise the rights under this Article VIII and all other collection efforts on behalf of the Lenders and no Lender shall act independently with respect thereto, except as otherwise specifically set forth in this Agreement.  Notwithstanding anything to the contrary in this Section 8.01, unless an Event of Default under subparts (b), (h), (i) or (j) hereof with respect to the Borrower shall have occurred and be continuing, prior to the Availability Date, the Administrative Agent and the Lenders shall not be entitled to terminate the Term Loan Commitment, in whole or in part.

ARTICLE IX.
THE ADMINISTRATIVE AGENT

SECTION 9.01.  Authorization and Action.  Each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.  As to any matters not expressly provided for by the Loan Documents, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders; provided that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or applicable law.  The Administrative Agent agrees to give each Lender prompt notice of each notice given to it by or on behalf of the Borrower pursuant to the terms of this Agreement. Each “joint lead arranger”, “book runner”, and Co-Syndication Agent, in their capacities as such, shall have no powers, duties, responsibilities or liabilities whatsoever under this Agreement or any other Loan Document, and the inclusion of such titles shall have no substantive effect.

SECTION 9.02.  No Reliance.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction.  Without limiting the generality of the foregoing, the Administrative Agent (a) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no representation or warranty to any Lender and shall not be responsible to any of them for any statements, warranties or representations made in or in connection with the Loan Documents; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of the Borrower or to inspect Property (including the books and records) of the Borrower or any of its Subsidiaries; (d) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any instrument or document furnished pursuant hereto; (e) shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to it by the Borrower or a Lender; and (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 9.03.  Capacity as Lender.  With respect to its Term Loan Commitment and the portion of the Term Loan made by it, KeyBank shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include KeyBank in its individual capacity.  KeyBank and its Affiliates may accept deposits from, lend money to, act as trustee under indentures for, accept investment banking engagements from and generally engage in any kind of business with, the Borrower and its Subsidiaries, any of their respective Affiliates and any Person who may do business with or own securities of the Borrower or any such Subsidiary or Affiliate, all as if KeyBank were not Administrative Agent and without any duty to account therefor to the Lenders.

SECTION 9.04.  Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 4.04 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 9.05.  Indemnification.  The Lenders agree to indemnify the Administrative Agent severally and ratably according to the principal amount of the Term Loan made by each Lender, for any amounts that the Borrower for any reason fails to indefeasibly pay under Section 10.03; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent, as determined by a final non-appealable judgment of a court of competent jurisdiction.  Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any costs and expenses payable by the Borrower under Section 10.03 of this

Agreement, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by the Borrower.

SECTION 9.06.  Successor Administrative Agent.  The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders.  Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor.  If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000; provided, that, if no such successor is willing and able to function as the Administrative Agent hereunder, such resignation or removal shall nonetheless become effective and (a) the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder, and (b) the Required Lenders shall perform the duties of the Administrative Agent (and all payments and communications provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly) until such time as the Required Lenders appoint a successor agent as provided for above in this Section 9.06.  Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement.  After any retiring Administrative Agent’s resignation or removal hereunder as the Administrative Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under the Loan Documents.

Section 9.07.  ERISA Representations.

(a)            Each Lender (i) represents and warrants, as of the date such Person became a Lender party hereto, to, and (ii) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loan Commitment or this Agreement;

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loan Commitment and this Agreement;

(iii)        (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Term Loan, the Term Loan Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Term Loan, the Term Loan Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loan Commitment and this Agreement; or

(iv)         such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)        In addition, unless subpart (i) in subsection (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant in accordance with sub-clause (iv) in subsection (a) above, such Lender further (1) represents and warrants, as of the date such Person became a Lender party hereto, to, and (2) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Term Loan Commitment and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE X.
MISCELLANEOUS

SECTION 10.01.  Notices.  All notices and other communications provided for hereunder shall be in writing (including facsimile communication) and mailed, telecopied or delivered:

(a)            if to the Borrower, at its address at Treasury Department, 6035 Parkland Boulevard, Cleveland, Ohio, 44124‑4141, Attention of David B. Ostro (Fax No. 216-896-4041, Telephone No. 216-896-2474);

(b)          if to the Administrative Agent, at its address at 127 Public Square, Mailcode: OH-01-27-062, Cleveland, Ohio 44114‑1306, Attention of Brian Fox (Fax No. 216-689-4649, Telephone No. 216-689-4599) (provided that, for any funding requests or payments, to the

Administrative Agent at its address at 4900 Tiedeman Road, Mailcode: OH-01-49-0362, Brooklyn, Ohio 44144, Attention: Key Agency Servicing Team (Fax No. 216-370-6114, Telephone No. 216-689-5050); and

(c)            if to any Lender, at the address for notices specified in the Administrative Questionnaire of such Lender or as otherwise specified in writing to the Administrative Agent.

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Borrower and the Administrative Agent).  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 10.02.  Waivers; Amendments.

(a)            No Deemed Waivers; Remedies Cumulative.  No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by subsection (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of the Term Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)           Amendments.  Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall:

(i)            increase the Term Loan Commitment of any Lender without the written consent of such Lender;

(ii)            reduce the principal amount of the Term Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender;

(iii)       postpone the scheduled date of payment of the principal amount of the Term Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of the Term Loan Commitments, without the written consent of each Lender;

(iv)         change Section 2.11 or the definition of “Pro Rata Share” (or the ratable treatment of the Lenders) thereunder without the consent of each Lender; or

(v)         change any of the provisions of this Section 10.02(b) or the percentage in the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

SECTION 10.03.  Costs and Expenses and Indemnification.

(a)           The Borrower agrees to pay and reimburse on demand all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and out‑of‑pocket expenses of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement.  The Borrower further agrees to pay on demand all costs and expenses, if any (including, without limitation, counsel fees and expenses of the Administrative Agent and each of the Lenders), incurred by the Administrative Agent or any Lender in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder, including, without limitation, counsel fees and expenses in connection with the enforcement of rights under this Section 10.03(a).  Such fees and out‑of‑pocket expenses shall be reimbursed by the Borrower upon presentation to the Borrower of a statement of account, regardless of whether this Agreement is executed and delivered by the parties hereto or the transactions contemplated by this Agreement are consummated.

(b)      The Borrower hereby agrees to indemnify the Administrative Agent, each Lender and each of their respective Affiliates and their respective officers, directors, employees, agents, advisors and representatives (each, an “Indemnified Party”) from and against any and all direct claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto arising out of or in connection with or relating to this Agreement or the transactions contemplated hereby or thereby or any use made or proposed to be made with the proceeds of the Term Loan, whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its shareholders or creditors, an Indemnified Party or any other Person, or an Indemnified Party is otherwise a party thereto, and whether or not any of the conditions precedent set forth in Article V are satisfied or the other transactions contemplated by this Agreement are consummated, except to the extent such direct claim, damage, loss, liability or expense resulted from such Indemnified Party’s own gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction.

(c)            The Borrower hereby further agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Borrower for or in connection with or relating to this Agreement or the transactions contemplated hereby or thereby or any use made or proposed to be made with the proceeds of the Term Loan, except to the extent such liability resulted from such Indemnified Party’s gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction.

(d)            The Borrower agrees not to assert any claim against any Indemnified Party, and each of the Lenders and the Administrative Agent agree not to assert any claim against the Borrower on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to any of the Loan Documents or any of the transactions contemplated hereby or thereby or the actual or proposed use of the proceeds of the Term Loan.

SECTION 10.04.  Assignments and Participations.

(a)            Assignments Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may assign to one or more Eligible Transferees all or a portion of its rights and/or obligations under this Agreement (including all or a portion of its Term Loan Commitment and the Term Loan at the time owing to it); provided that:

(i)         except in the case of an assignment to a Lender or an Affiliate of a Lender, each of the Borrower and the Administrative Agent must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed);

(ii)           except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Term Loan Commitment or portion of the Term Loan, the amount of the Term Loan Commitment or Term Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 or in an integral multiple of $1,000,000 in excess thereof unless each of the Borrower and the Administrative Agent otherwise consent;

(iii)         each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(iv)         the parties to each assignment (other than the Borrower) shall execute and deliver to the Administrative Agent an Assignment and Acceptance prepared by the

Administrative Agent, and shall pay to the Administrative Agent a processing and recordation fee of $3,500; and

(v)            the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

provided further that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default has occurred and is continuing.  Upon acceptance and recording pursuant to subsection (d) of this Section 10.04, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.09, 2.10 and 10.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (e) of this Section 10.04.

(c)            Maintenance of Register by the Administrative Agent.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Cleveland, Ohio a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitment of, and principal amount of the Term Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)          Effectiveness of Assignments.  Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in subsection (b) of this Section 10.04 and any written consent to such assignment required by subsection (b) of this Section 10.04, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subsection.

(e)            Participations.  Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement and the other Loan Documents (including all or a portion of its Term Loan Commitment and the Term Loan owing to it); provided that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant.  Subject to subsection (f) of this Section 10.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.09 and 2.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 10.04.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loan or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f)            Limitations on Rights of Participants.  A Participant shall not be entitled to receive any greater payment under Section 2.09 or 2.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made at a time when the circumstances giving rise to such greater payment did not exist.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.09 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.09(f) as though it were a Lender.

 (g)          Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(h)            No Assignments to the Borrower or Affiliates.  Anything in this Section 10.04 to the contrary notwithstanding, no Lender may assign or participate any interest in the Term Loan

Commitment or the Term Loan held by it hereunder to the Borrower or any Affiliate or Subsidiary thereof without the prior consent of each Lender.

SECTION 10.05.  Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of the Term Loan, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on the Term Loan, or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Term Loan Commitments have not expired or terminated.  The provisions of Sections 2.09, 2.10 (to the extent provided therein), 10.03 and 10.11 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Term Loan, the expiration or termination of the Term Loan Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06.  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07.  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, upon notice to the Administrative Agent, each Lender (and any affiliate thereof) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other indebtedness at any time owing by such Lender (or such affiliate) to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender (or such affiliate), irrespective of whether or not such Lender (or such affiliate) shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender (and its affiliates) under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender (or its affiliates) may have.

SECTION 10.09.  Governing Law; Jurisdiction; Etc.

(a)           Governing Law.  This Agreement shall be construed in accordance with and governed by the law of the State of New York; provided that the laws of the Commonwealth of Pennsylvania shall govern in determining (i) whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, (ii) whether a Material Adverse Effect (as defined in the Acquisition Agreement) has occurred under the Acquisition Agreement, and (iii) compliance with any Acquisition Agreement Representation (as defined in Schedule II).

(b)           Submission to Jurisdiction.  The Borrower hereby irrevocably and unconditionally submits, for itself and its Property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its Property in the courts of any jurisdiction.

(c)            Waiver of Venue.  The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in subsection (b) of this Section 10.09.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)            Service of Process.  The Borrower hereby irrevocably appoints CT Corporation System (the “Process Agent”), with an office on the date hereof at 111 Eighth Avenue, New York, New York 10011, as its agent and true and lawful attorney‑in‑fact in its name, place and stead to accept on its behalf service of copies of the summons and complaint and any other process which may be served in any such action or proceeding brought in the State of New York, and agrees that the failure of the Process Agent to give any notice of any such service of process to it shall not impair or affect the validity of such service or, to the extent permitted by applicable law, the enforcement of any judgment based thereon.  Such appointment shall be irrevocable until the final payment of all amounts payable under this Agreement, except that if for any reason the Process Agent appointed hereby ceases to be able to act as such, the Borrower will, by an instrument reasonably satisfactory to the Administrative Agent, appoint another Person in the Borough of Manhattan as such Process Agent subject to the approval (which approval shall not be unreasonably withheld) of the Administrative Agent.  The Borrower covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation of a Process Agent pursuant to this Section 10.09(d) in full force and effect and to cause the Process Agent to act as such.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 10.10.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.11.  Confidentiality.

(a)        Treatment of Certain Information.  The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more subsidiaries or affiliates of such Lender and the Borrower hereby authorizes each Lender to share any information delivered to such Lender by the Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of subsection (b) of this Section 10.11 as if it were a Lender hereunder.  Such authorization shall survive the repayment of the Term Loan or the termination of this Agreement or any provision hereof.

(b)        Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed by any thereof (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this paragraph, to (a) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (b) any actual or prospective party (or its related parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (vii) on a confidential basis to any rating agency in connection with rating the Borrower or its Subsidiaries or the facilities or the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities, (viii) on a confidential basis to any credit insurance provider relating to the Borrower and its obligations, (ix) with the consent of the Borrower or (x) to the extent such Information (A) becomes publicly available other than as a result of a breach of this paragraph or (B) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower.  In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Term Loan.  For the purposes of this paragraph, “Information” means all information received from the Borrower relating to its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 10.11(b) shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 10.12.  USA PATRIOT ACT.  Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107‑56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act and other applicable “know your customer” and anti-money laundering rules and regulations.

SECTION 10.13.   NO FIDUCIARY DUTY.  The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this Section 10.13, the “Lenders”), may have economic interests that conflict with those of the Borrower, its stockholders or its Affiliates.  The Borrower hereby agrees that nothing in the Loan Documents or otherwise will be deemed to create a fiduciary relationship or fiduciary duty between any Lender, on the one hand, and the Borrower, its stockholders or its Affiliates, on the other.  The Borrower acknowledges and agrees that (a) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, and (b) in connection therewith, no Lender has assumed a fiduciary responsibility in favor of the Borrower, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its stockholders or its Affiliates on other matters).  The Borrower hereby acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.

SECTION 10.14.  Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)            the effects of any Bail-in Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)        a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)         the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

SECTION 10.15.  WAIVER OF JURY TRIAL.   THE BORROWER AND EACH OTHER PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  THE BORROWER AND EACH OTHER PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

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4810-5453-1477.11

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

PARKER‑HANNIFIN CORPORATION

By:	/s/ Catherine A. Suever
	Name:	Catherine A. Suever
	Title:	Executive Vice President – Finance & Administration and Chief Financial Officer

Signature Page to
Parker-Hannifin Credit Agreement

KEYBANK NATIONAL ASSOCIATION as the Administrative Agent and as a Lender

By:	/s/ Brian P. Fox
	Name:	Brian P. Fox
	Title:	Senior Vice President

Signature Page to
Parker-Hannifin Credit Agreement

BARCLAYS BANK PLC

By:	/s/ Sean Duggan
	Name:	Sean Duggan
	Title:	Vice President

Signature Page to
Parker-Hannifin Credit Agreement

JPMORGAN CHASE BANK, N.A.

By:	/s/ Gene Riego de Dios
	Name:	Gene Riego de Dios
	Title:	Executive Director

Signature Page to
Parker-Hannifin Credit Agreement

HSBC BANK USA N.A.

By:	/s/ Patrick Mueller
	Name:	Patrick Mueller
	Title:	Managing Director

Signature Page to
Parker-Hannifin Credit Agreement

TD BANK, N.A.

By:	/s/ Alan Garson
	Name:	Alan Garson
	Title:	Senior Vice President

Signature Page to
Parker-Hannifin Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Kevin Valenta
	Name:	Kevin Valenta
	Title:	Vice President

Signature Page to
Parker-Hannifin Credit Agreement

CITIBANK, N.A.

By:	/s/ Michael Vondriska
	Name:	Michael Vondriska
	Title:	Vice President

Signature Page to
Parker-Hannifin Credit Agreement

MIZUHO BANK (USA)

By:	/s/ Donna DeMagistris
	Name:	Donna DeMagistris
	Title:	Executive Director

Signature Page to
Parker-Hannifin Credit Agreement

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Scott Nolan
	Name:	Scott Nolan
	Title:	Vice President

Signature Page to
Parker-Hannifin Credit Agreement

Bank of China, New York Branch

By:	/s/ Raymond Qiao
	Name:	Raymond Qiao
	Title:	Executive Vice President

Signature Page to
Parker-Hannifin Credit Agreement

THE BANK OF NEW YORK MELLON

By:	/s/ Thomas J. Tarasovich, Jr.
	Name:	Thomas J. Tarasovich, Jr.
	Title:	Vice President

Signature Page to
Parker-Hannifin Credit Agreement

Commerzbank AG, New York Branch

By:	/s/ Michael Ravelo
	Name:	Michael Ravelo
	Title:	Managing Director

By:	/s/ John W. Deegan
	Name:	John W. Deegan
	Title:	Director

Signature Page to
Parker-Hannifin Credit Agreement

MUFG BANK, LTD. as a Lender

By:	/s/ Thomas J. Sterr
	Name:	Thomas J. Sterr
	Title:	Authorized Signatory

Signature Page to
Parker-Hannifin Credit Agreement

BRANCH BANKING AND TRUST COMPANY

By:	/s/ J. Carlos Navarrete
	Name:	J. Carlos Navarrete
	Title:	Vice President

Signature Page to
Parker-Hannifin Credit Agreement

The Northern Trust Company

By:	/s/ John Di Legge
	Name:	John Di Legge
	Title:	Senior Vice President

Signature Page to
Parker-Hannifin Credit Agreement

Bank of America, National Association

By:	/s/ Jason Yakabu
	Name:	Jason Yakabu
	Title:	Vice President

Signature Page to
Parker-Hannifin Credit Agreement

UNICREDIT BANK AG, NEW YORK BRANCH

By:	/s/ Ken Hamilton
	Name:	Ken Hamilton
	Title:	Managing Director

By:	/s/ Thilo Huber
	Name:	Thilo Huber
	Title:	Director

Signature Page to
Parker-Hannifin Credit Agreement

BNP PARIBAS

By:	/s/ Ade Adedeji
	Name:	Ade Adedeji
	Title:	Director

By:	/s/ Karim Remtoula
	Name:	Karim Remtoula
	Title:	Vice President

Signature Page to
Parker-Hannifin Credit Agreement